Exhibit 10.24

Thomas W. Crawford President & CEO

January 31, 2005

Mr. Robert J. Cormican

[redacted]

RE:	Sr. Vice President Quality & Compliance

Dear Mr. Cormican:

I am very pleased to extend you an offer to join Crawford & Company in the regular full-time position of Vice President Quality & Compliance, reporting directly to me as President & CEO. As you are aware, your employment will be contingent upon (1) your passing a drug test, (2) your being bondable, (3) your passing a criminal background check, (4) your employability in the U.S., (5) your having acceptable results on a motor vehicle records check. The following will outline the specifics of the position:

•	Grade level: E14

•	Starting base salary will be $14,583.33/month

•	Starting date: February 15, 2005

•	Vacation: 3 Weeks per year

•	Bonus: Management group bonus plan

•	Benefits: Those extended to full-time employees

•	Stock Options: 5,000 shares upon employment, subject to Board approval.

•	Perquisites: Those extended to a Vice President (Summary Attached)

Should you accept this job offer, you will need to arrange to be drug tested and background checked within 48 hours of your acceptance by contacting Yolanda Mahoney at 404-847-4181. You will be contacted with the results of your screening and with information on the next step in the hiring process.

EXCELLENCE IN EVERYTHING WE TOUCH

5620 Glenridge Drive, NE ¡ Atlanta, GA 30342 ¡ (404) 847-4104 ¡ Fax (404) 847-4148 ¡

www.crawfordandcompany.com

As all other new employees, you will be in a probationary status during the first 6 months of employment. You will be given periodic evaluations of your performance during that time. You will also be given a performance appraisal at the conclusion of the probationary period and will be eligible for a salary review

Bob, I am looking forward to your joining Crawford & Company and our Management Team!

Sincerely,

/s/ Thomas W. Crawford
Thomas W. Crawford President and CEO
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